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510-510 Burrard Street, Vancouver, B.C. CANADA V6C 3A8

Tel: (604) 684-2285     Toll Free: 1-800-789 ATNA     Fax: (604) 684-8887

E-mail: atna@atna.com     Website: www.atna.com

NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual and Extraordinary General Meeting of Atna Resources Ltd. (the "Company") will be held at the Terminal City Club, 837 West Hastings Street, Vancouver, B.C. on Thursday, May 13, 2004 at 10:00 a.m. (local time) to transact the usual business of an Annual General Meeting and for the following purposes:

1.

To receive the Report of the Directors to the Shareholders.

2.

To receive the financial statements of the Company and its subsidiaries for the fiscal period ended December 31, 2003 and the report of the auditor thereon.

3.

To appoint an auditor for the Company to hold office until the close of the next Annual General Meeting.

4.

To authorize the directors to fix the remuneration to be paid to the auditor of the Company.

5.

To decrease the number of directors comprising the Board from six to five.

6.

To elect one director to hold office for the term expiring in 2007.

7.

To consider and, if thought fit, to approve, with or without amendment, as an ordinary resolution, that the issuance by the Company in one or more private placements during the 12-month period commencing May 13, 2004 of such number of securities that would result in the Company issuing or making issuable up to 30,464,667 common shares, or 100% of the Company’s issued and outstanding share capital, as more particularly described in and subject to the restrictions described in the Company's Information Circular accompanying this Notice.

8.

To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice.  Copies of any documents to be considered, approved, ratified and adopted or authorized at the Meeting will be available for inspection at the registered and records office of the Company at 1040-999 West Hastings Street, Vancouver, B.C. V6C 2W2, during normal business hours up to May 13, 2004 being the date of the Meeting, and at the Meeting.

The directors of the Company fixed the close of business on April 8, 2004 as the record date for determining holders of common shares who are entitled to vote at the Meeting.

A shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote in his stead.  If you are unable to attend the Meeting in person, please complete, sign and date the enclosed Form of Proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location in accordance with the instructions set out in the Form of Proxy and Information Circular accompanying this Notice.

Please advise the Company of any change in your address.

DATED at Vancouver, B.C. this 13th day of April, 2004.

BY ORDER OF THE BOARD

Atna Resources Ltd.

/s/ David H. Watkins

David H. Watkins, President